PROSPECTUS SUPPLEMENT                             FILED PURSUANT TO RULE 424b(2)
(TO PROSPECTUS DATED MARCH 14, 2001)               REGISTRATION NUMBER 333-56572

[LOGO]

                               12,000,000 SHARES
                                  COMMON STOCK
                              (WITHOUT PAR VALUE)

Constellation Energy's common stock is listed on the New York Stock Exchange under the symbol "CEG." The reported last sale price of the common stock on the New York Stock Exchange on March 21, 2001 was $42.01 per share. The underwriter has agreed to purchase from Constellation Energy all of the common stock offered hereby.

                                                 Per Share      Total
                                                 ---------   ------------
Initial price to public........................   $39.90     $478,800,000
Underwriting discount (1)......................   $ 0.62     $  7,440,000
Proceeds, before expenses, to
  Constellation Energy.........................   $39.28     $471,360,000

(1) In addition, the underwriter may receive from purchasers of the shares normal brokerage commissions in the amounts agreed with such purchasers.

THIS INVESTMENT INVOLVES CERTAIN RISKS. PLEASE REFER TO THE "RISK FACTORS" SECTION ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

The shares of common stock will be ready for delivery on or about March 26, 2001.

                             ---------------------

WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING WHERE YOU CAN FIND MORE INFORMATION IN THE PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

 ------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 ------------------------------------------------------------------------------

                        --------------------------------

                              GOLDMAN, SACHS & CO.
                              --------------------

                  Prospectus supplement dated March 21, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUPPLEMENT

Prospectus Summary..........................................    S-1

Underwriting................................................    S-2

Experts.....................................................    S-3

Where You Can Find More Information.........................    S-3

PROSPECTUS

Forward-Looking Statements..................................      2

Constellation Energy........................................      4

Current Events..............................................      4

Use of Proceeds.............................................      5

Risk Factors................................................      5

Common Stock Dividends and Price Range......................      7

Description of Common Stock.................................      8

Plan of Distribution........................................      8

Legal Opinions..............................................      9

Experts.....................................................     10

Where You Can Find More Information.........................     10

    This document is in two parts. The first part is the prospectus supplement which describes the specific terms of the shares of common stock we are offering and other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both the prospectus and the prospectus supplement. To the extent the description of the common stock in the prospectus supplement differs from the description of common stock in the accompanying prospectus, you should rely on the information in the prospectus supplement.

    You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

THE INFORMATION IN THE PROSPECTUS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

                                  THE OFFERING

Securities to be offered...............  12,000,000 shares of common stock

Shares of common stock expected to be
  outstanding after offering...........  163,688,840 shares

Use of net proceeds....................  To be used for general corporate purposes including investments in our
                                         merchant energy and retail energy
                                         services businesses and repayment of
                                         commercial paper borrowings used to
                                         finance capital expenditures and
                                         operations. If we do not use the net
                                         proceeds immediately, we will
                                         temporarily invest them in short-term,
                                         interest-bearing obligations.

Listing................................  New York, Chicago, and Pacific Stock
                                         Exchanges (Symbol: CEG)

Closing price range on the New York
  Stock Exchange -- Composite
  Transactions from January 1, 2001
  through March 21, 2001...............  High $44.50  Low $34.69

Closing price on the New York Stock
  Exchange on March 21, 2001...........  $42.01

                                  THE COMPANY

Constellation Energy Group, Inc. is a holding company whose businesses consist primarily of a merchant energy business focused mostly on power marketing and merchant generation in North America, and Baltimore Gas and Electric Company ("BGE"), a regulated electric and gas public utility distribution company. Constellation Energy was incorporated in Maryland on September 25, 1997. On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries through a share exchange. On October 23, 2000, Constellation Energy announced a plan to separate its merchant energy business from its remaining businesses.

Constellation Energy declared a dividend payable April 2, 2001 to shareholders of record on March 12, 2001 of $.12 per share. Our annual dividend is expected to be $.48 per share. Please refer to the "Current Events" section of the prospectus for a discussion of the dividend policy after separation.

UNDERWRITING

We and Goldman, Sachs & Co., the underwriter for the offering (the "Underwriter") have entered into an underwriting agreement with respect to the 12,000,000 shares of our common stock being offered. Subject to certain conditions, the Underwriter has agreed to purchase the 12,000,000 shares of our common stock, if any shares are purchased.

The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriter by us.

                                       DISCOUNT
                                       --------
Per Share..........................   $     0.62
Total..............................   $7,440,000

Shares sold by the Underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus.

We estimate that our out-of-pocket expenses for this offering will be approximately $250,000.

We have agreed to indemnify the Underwriter against liabilities under the Securities Act, or contribute to payments that the Underwriter may be required to make in that respect.

We have agreed with the Underwriter not to offer or sell any additional shares of our common stock for a period of 30 days after the closing date of this offering, except with the prior written consent of the Underwriter. This agreement does not apply to any existing employee stock plans, dividend reinvestment plans and similar plans.

In connection with the offering, the Underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of shares than it is required to purchase in the offering. The Underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, common stock made by the Underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The Underwriter has from time to time provided investment banking services to us and is likely to do so in the future. It receives customary fees and commissions for these services. Robert J. Hurst, a Vice Chairman of The Goldman Sachs
Group, Inc., an affiliate of the Underwriter, is on Constellation Energy's Board of Directors. Currently, an affiliate of the Underwriter has an exclusive agreement to serve as advisor to our power marketing and risk management business. This agreement will terminate upon closing on an investment by an affiliate of the Underwriter in our merchant energy business. This investment is discussed further in the "Current Events" section of the accompanying prospectus.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 1999 and the audited historical financial statements included on pages 26-33 of Constellation Energy Group, Inc.'s Current Report on Form 8-K dated March 5, 2001 as amended by Form 8-K/A filed March 16, 2001 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE's holding company on April 30, 1999, reports, statements and other information were filed by BGE under the name "Baltimore Gas and Electric Company." You may read and copy any document filed by BGE or Constellation Energy at the SEC's public reference room at 450 Fifth Street, N. W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy's SEC filings may also be obtained from our web site at http://www.constellationenergy.com; however, the information contained on Constellation Energy's website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock.

  - Annual Report on Form 10-K for the year ended December 31, 1999.

  - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

  - Current Reports on Form 8-K dated February 15, 2000, March 17, 2000,
    July 7, 2000, October 23, 2000, December 12, 2000, December 20, 2000, and
    March 5, 2001, as amended by Form 8-K/A filed March 16, 2001.

  - Description of the Common Stock under the caption "Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company--Capital Stock" in the Proxy Statement and Prospectus contained in Constellation Energy's Registration Statement on Form S-4 (Reg. No. 33-64799), as supplemented by Constellation Energy's Current Report on Form 8-K dated July 16, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

    Shareholder Services
    Constellation Energy Group, Inc.
    39 W. Lexington Street
    Baltimore, Maryland 21201
    410-783-5920

[LOGO]

13,000,000 SHARES
COMMON STOCK

                                                CONSTELLATION ENERGY GROUP, INC.
                                                             250 W. PRATT STREET
                                                       BALTIMORE, MARYLAND 21201
                                                                  (410) 783-3601

 ------------------------------------------------------------------------------

P        R        O        S        P        E        C        T       U       S
 ------------------------------------------------------------------------------

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Constellation Energy may sell shares of common stock from time to time through an agent under a continuous offering program or through underwriters or otherwise. Please refer to "Plan of Distribution" for further information. For any type of sale, we will prepare and distribute a prospectus supplement which will describe the sale, including any commissions paid. Our common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "CEG."

THIS INVESTMENT INVOLVES CERTAIN RISKS. PLEASE REFER TO THE "RISK FACTORS" SECTION ON PAGE 5.

                             ---------------------

WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE SUPPLEMENT WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING WHERE YOU CAN FIND MORE INFORMATION BEFORE YOU MAKE YOUR INVESTMENT DECISION.

------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------

                 The date of this Prospectus is March 14, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Forward-Looking Statements..................................      2

Constellation Energy........................................      4

Current Events..............................................      4

Use of Proceeds.............................................      5

Risk Factors................................................      5

Common Stock Dividends and Price Range......................      7

Description of Common Stock.................................      8

Plan of Distribution........................................      8

Legal Opinions..............................................      9

Experts.....................................................     10

Where You Can Find More Information.........................     10

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include, but are not limited to:

- satisfaction of all the conditions precedent to the closing on the purchase of the Nine Mile Point nuclear power plants, including obtaining all regulatory approvals;

- obtaining all regulatory approvals necessary to close on the investment by an affiliate of The Goldman Sachs Group, Inc. in Constellation Energy's merchant energy business and complete the separation of Constellation Energy's merchant energy business from its retail services business;

- satisfaction of all conditions precedent to the transaction with Goldman
  Sachs;

- general economic, business and regulatory conditions;

- the pace and nature of electric deregulation nationwide (including the status of the California markets);

- energy supply and demand;

- competition;

- federal and state regulations;

- availability, terms and use of capital;

- nuclear and environmental issues;

- weather;

- implications of the Order issued by the Maryland Public Service Commission
  (PSC) regarding implementation of customer choice, including an appeal of that order;

- commodity price risk;

- operating generation assets in a deregulated market without the benefit of a fuel rate adjustment clause;

- loss of revenues due to customers choosing alternative suppliers;

- higher volatility of earnings and cash flows;

- increased financial requirements of our non-regulated subsidiaries;

- inability to recover all costs associated with providing electric retail customers service during the electric rate freeze period; and

- implications from the transfer of BGE's generation assets and related liabilities to nonregulated subsidiaries of Constellation Energy, including the outcome of an appeal of the PSC order regarding the transfer.

Given these uncertainties you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

CONSTELLATION ENERGY

On April 30, 1999, Constellation Energy Group, Inc. became the holding company for Baltimore Gas and Electric Company ("BGE") and its subsidiaries through a share exchange.

Constellation Energy's businesses consist of a merchant energy business focused mostly on power marketing and merchant generation in North America and a regional retail energy services business.

Constellation Energy's merchant energy business is made up primarily of the following subsidiaries:

- Constellation Power Source, Inc.--wholesale power marketing and trading;

- Constellation Power Source Generation, Inc.--owns 13 fossil and hydroelectric power plants formerly owned by BGE;

- Constellation Power, Inc. and subsidiaries--development and management of existing power plants throughout the United States; and

- Constellation Nuclear, LLC and subsidiaries--nuclear generation and consulting.

Constellation Energy's retail energy services business is made up primarily of the following subsidiaries:

- BGE--regulated electric and gas delivery service company with a service territory in the City of Baltimore and all or part of ten counties in central Maryland;

- BGE Home Products & Services, Inc. and subsidiaries--home products, commercial building systems, and residential and small commercial gas retail marketing;

- Constellation Energy Source, Inc.--energy products and services;

- Constellation Investments, Inc.--financial investments; and

- Constellation Real Estate Group, Inc.--real estate and senior living facilities.

CURRENT EVENTS

On October 23, 2000, Constellation Energy announced several initiatives to advance growth strategies. One of the initiatives is a plan to separate Constellation Energy's merchant energy business from its retail services business. The separation will create two stand-alone, publicly traded energy companies. Our merchant energy business will be engaged in wholesale power marketing and generation under the name "Constellation Energy Group" after the separation. Our regional retail energy services company will be called BGE Corp., and will include BGE and other subsidiaries.

Immediately after separation, shareholders will continue to own all of Constellation Energy's current businesses, but they will own them through their ownership in the new "Constellation Energy Group" and BGE Corp.

Our second initiative is a change in the common stock dividend policy. Effective April 2001, the annual dividend is expected to be set at $.48 per share. After the separation, BGE Corp. expects to pay initial annual dividends of $.48 per share. The new Constellation Energy Group expects to initially reinvest its earnings and not pay a dividend in order to fund its aggressive growth plans.

Our third initiative relates to the agreement that Constellation Energy entered into (the "AGREEMENT") with an affiliate of The Goldman Sachs Group, Inc. ("GOLDMAN SACHS"). Under the terms of the Agreement, Goldman Sachs will acquire up to an additional 17.5% equity interest in Constellation Energy's merchant energy business, which will be consolidated under a single holding company ("HOLDCO"). Goldman Sachs will also acquire a ten-year warrant for up to an additional 13% of

Holdco's common stock (subject to certain adjustments). The warrant is exercisable beginning six months after Holdco's common stock becomes publicly available. The amount of common stock which Goldman Sachs may receive upon exercise will be equal to the excess of the market price of Holdco's common stock at the time of exercise over the exercise price of $60 per share for all the common stock subject to the warrant, divided by the market price. Holdco may at its option pay Goldman Sachs such excess in cash. Goldman Sachs is acquiring its interest and the warrant in exchange for $250 million in cash (subject to adjustment in certain instances) and certain assets related to Constellation Energy's power marketing business. At closing, Goldman Sachs' existing services agreement with Constellation Energy's power marketing business will terminate.

The closing of the transaction with Goldman Sachs and the Separation are subject to customary closing conditions, including regulatory approvals and the receipt of a Private Letter Ruling from the Internal Revenue Service regarding certain tax matters. Both are expected to be completed by mid-to-late 2001.

USE OF PROCEEDS

Based on our current plans and estimates, we will use the net proceeds from the sale of common stock for general corporate purposes, including investments in our merchant energy and retail energy services businesses and repayment of commercial paper borrowings used to finance capital expenditures and operations. We may, however, use the net proceeds for other purposes if we find it necessary, and if we do we will describe our use in a related prospectus supplement. If we do not use the net proceeds immediately, we will temporarily invest them in short term, interest bearing obligations.

RISK FACTORS

COMPLETION OF SEPARATION OF OUR MERCHANT ENERGY BUSINESS FROM OUR RETAIL ENERGY SERVICES BUSINESS DEPENDS UPON THE APPROVAL OF REGULATORY AUTHORITIES.

Constellation Energy expects to complete the separation of its merchant energy business from its retail energy business in mid-to-late 2001. However, we must obtain the approval of the Nuclear Regulatory Commission and the Federal Energy Regulatory Commission in order to complete the separation. In addition, the Maryland Public Service Commission will also review the proposed separation. Finally, we are seeking a private letter ruling from the IRS that requests confirmation that, among other things, the separation be a non-taxable event to shareholders. If any of these approvals or the ruling are not obtained, or, if they contain conditions that are unacceptable to us, we may not be able to successfully complete the separation. Moreover, if the approvals or rulings are delayed, we may not be able to complete the separation in the time frame anticipated. Because one of our strategies to increase growth is by separating our merchant energy business from our retail services business, a delay in our ability, or failure, to complete the separation may adversely impact our ability to grow as anticipated.

OUR MERCHANT ENERGY BUSINESS WILL REQUIRE SUBSTANTIAL CAPITAL IN THE FUTURE TO FUND ITS AGGRESSIVE GROWTH PLANS.

Constellation Energy's merchant energy business anticipates having substantial capital requirements in the next several years in order to fund its aggressive growth plans, both before and after separation. The merchant energy business, after separation, expects to be rated investment grade. However, following separation, the merchant energy business will no longer receive financing and credit support from BGE Corp. and there is no assurance that capital will be readily available from other sources when needed to fund growth or refinance debt, or what the cost will be.

TRADING PRICE OF THE STOCK OF THE MERCHANT ENERGY BUSINESS AND THE RETAIL ENERGY SERVICES BUSINESS IS NOT GUARANTEED.

Although Constellation Energy believes that the separation will allow for more accurate valuation in the market of its two separate businesses, there is no assurance that the stock of the merchant energy business will trade at a price that reflects its targeted higher annual earnings growth compared to that of Constellation Energy currently or that the stock of the retail energy services business will continue to trade at the same level as Constellation Energy stock currently. The combined trading prices of the stock of the merchant energy business and the retail energy service business may be less than, equal to or greater than the trading price of Constellation Energy stock prior to the separation.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

For each of the quarters presented below, we paid .42/share. However, our common stock dividend policy will change. Effective April 2001, the annual dividend is expected to be set at $0.48 per share ($0.12 per quarter). After the separation, BGE Corp. expects to pay initial annual dividends of $0.48 per share. The new Constellation Energy Group expects to initially reinvest its earnings and not pay a dividend in order to fund its aggressive growth plans.

When our Board of Directors declares dividends they will also set the record dates and payment dates. The record dates are expected to be March 12th, June 11th, September 10th, and December 10th for 2001. We expect to pay dividends to each shareholder on or about the 1st of January, April, July and October.

The range of the high and low sale prices of our common stock, reported by THE WALL STREET JOURNAL, as New York Stock Exchange-Composite Transactions and dividends paid per share were as follows:

                                                                       PRICE RANGE
                                                              -----------------------------
                                                                  HIGH             LOW
                                                              -------------   -------------
BGE*
------------------------------------------------------------

1999
First Quarter...............................................  $31 1/8         $24 11/16
Second Quarter..............................................   31 3/8          25 1/8

CONSTELLATION ENERGY
------------------------------------------------------------

1999
Third Quarter...............................................   30 7/8          27 3/16
Fourth Quarter..............................................   31 1/2          27 1/2

2000
First Quarter...............................................   33 13/16        27 1/16
Second Quarter..............................................   35 11/16        31 1/4
Third Quarter...............................................   52 1/16         32 1/16
Fourth Quarter..............................................   50 1/2          37 7/8

2001
First Quarter...............................................   44 1/2          34 11/16
(through March 2, 2001)

* Effective April 30, 1999, Constellation Energy became the holding company for BGE pursuant to a share exchange.

The last reported sale price of Constellation Energy's common stock on the New York Stock Exchange on March 2, 2001 was $42.45.

DESCRIPTION OF COMMON STOCK

Below is a brief summary of your rights as holders of our common stock. You can find a complete description of these rights in our Charter. See WHERE YOU CAN FIND MORE INFORMATION.

DIVIDEND RIGHTS

We will pay dividends on our common stock when declared by our Board of Directors. However, we must first pay all dividends and any redemption payments due on our preferred stock (if any become outstanding) before paying common stock dividends.

The common stock dividend policy will change. Effective April 2001, the annual dividend is expected to be set at $.48 per share. After the separation, BGE Corp. expects to pay initial annual dividends of $.48 per share. The new Constellation Energy Group expects to initially reinvest its earnings and not pay a dividend in order to fund its aggressive growth plans.

VOTING RIGHTS

Holders of our common stock are entitled to one vote per share on all matters on which shareholders vote. There are no cumulative voting rights.

LIQUIDATION

Our common stock has no par value. If we liquidate or dissolve, you will share equally in any assets remaining after full payment of liabilities to our creditors and the liquidation value per share plus accrued dividends due to holders of our preferred stock (if any become outstanding).

GENERAL

You do not have any preemptive or special rights to purchase any shares of common stock we may issue at a later date. In addition, as holders of common stock, you have no redemption, conversion or sinking fund rights. When issued to you, the common stock will be legally issued, fully paid and nonassessable.

PLAN OF DISTRIBUTION

We may sell common stock (a) through agents; (b) to or through underwriters or dealers; or (c) directly to one or more purchasers. The stock may be sold at the market offerings or at a negotiated or competitive bid basis.

BY AGENTS

The common stock may be sold on a continuing basis through agents. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

We will receive all the proceeds from the sale of the common stock, after paying the agents a commission. In addition, we will agree to reimburse any agents for certain of their expenses in connection with the sale of the common stock.

The agents will sell the shares on the New York Stock Exchange, or on any other exchange on which the shares are listed, at prevailing market prices through
(a) ordinary brokers' transactions or (b) in block transactions. In block transactions, the agents may purchase all or a portion of the shares as principal for their own account and resell them.

The agents may also sell the shares in a fixed price offering. If this happens, we will sell shares to the agents for their own account at a negotiated price (which is related to the prevailing market price), and the agents may form a group of dealers to participate with them in reselling the shares to you.

The agents may also sell the shares by conducting a special offering or exchange distribution in accordance with the rules of the stock exchange on which the shares are listed.

The agents will not be obligated to make a market in the common stock. We cannot predict the amount of trading or liquidity of the common stock.

BY UNDERWRITERS

If underwriters are used in the sale, the common stock may be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale which may be changed. The obligations of the underwriters to purchase the common stock will be subject to certain conditions. The underwriters will be obligated to purchase all the common stock of the series offered if any of the common stock is purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We may also grant underwritters an option to buy additional shares to cover overallotments in the sale of the stock they may acquire from us.

DIRECT SALES

We may sell common stock directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

Dealers, agents, and underwriters that participate in the distribution of the common stock may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be treated as underwriting discounts and commissions under the 1933 Act.

We may have agreements with the agents, dealers, and underwriters to indemnify them from certain civil liabilities, including liabilities under the 1933 Act or to contribute with respect to payments which the agents, dealers or underwriters may be required to make.

In connection with any fixed price offering, exchange distribution, or special offering, the selling group, which would include dealers who enter into an underwriting agreement with us, may engage in transactions which stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the selling group may overallot in connection with the offering, creating a short position. In addition, they may bid for, and purchase, the securities in the open market to cover shorts or to stabilize the price of the common stock. Finally, the selling group may reclaim selling concessions allowed for distributing common stock in the offering, if the selling group repurchases previously distributed common stock in the market to cover overallotments or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The selling group is not required to engage in any of these activities, and may stop any of the activities at any time.

Dealers, agents and underwriters that participate in the distribution of the common stock may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

LEGAL OPINIONS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the common stock offered pursuant to this prospectus. Cahill Gordon & Reindel, New York, New York will issue an opinion for any underwriters, dealers or agents. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

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EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 1999 and the audited historical financial statements included on pages 26-33 of Constellation Energy Group, Inc.'s Current Report on Form 8-K dated March 5, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE's holding company on April 30, 1999, reports, statements and other information were filed by BGE under the name "Baltimore Gas and Electric Company." You may read and copy any document filed by BGE or Constellation Energy at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy's SEC filings may also be obtained from our web site at http://www.constellationenergy.com; however, the information contained on Constellation Energy's website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock.

- Constellation Energy's Annual Report on Form 10-K for the year ended December 31, 1999.

- Constellation Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

- Constellation Energy's and BGE's Current Reports on Form 8-K dated February 15, 2000, March 17, 2000, July 7, 2000, October 23, 2000,
  December 12, 2000, December 20, 2000 and March 5, 2001.

- Description of the Common Stock under the caption "Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company--Capital Stock" in the Proxy Statement and Prospectus contained in Constellation Energy's Registration Statement on Form S-4 (Reg. No. 33-64799).

You may request a copy of these filings, at no cost, by writing or telephoning us at:

    Shareholder Services
    Constellation Energy Group, Inc.
    39 W. Lexington Street
    Baltimore, Maryland 21201
    410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with

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different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                     [LOGO]

                               12,000,000 SHARES

                                  COMMON STOCK

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P R O S P E C T U S  S U P P L E M E N T
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                              GOLDMAN, SACHS & CO.

                                March 21, 2001.

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